Exhibit 99.1

Geron Expands Clinical Oncology Pipeline with License and Collaboration Agreements with Angiochem

Exclusive Worldwide License for Proprietary Peptides to Efficiently Transport Anti-Cancer Tubulin Inhibitor Agents into CNS

Geron to Develop GRN1005, a Phase 2 Ready CNS-Active Taxane, for Brain Metastases and Primary Brain Cancer

Opportunity to Combine Telomerase Inhibitor with CNS-Targeting Peptides

MENLO PARK, Calif. & MONTREAL--(BUSINESS WIRE)--December 6, 2010--Geron Corporation (Nasdaq:GERN) today announced an agreement with Angiochem, Inc. for a worldwide exclusive license to peptide technology to facilitate the transfer of anti-cancer compounds across the blood-brain barrier (BBB) to enable the treatment of primary brain cancers and cancers that have metastasized to the brain. The license covers proprietary receptor-targeting peptides conjugated to tubulin disassembly inhibitors, including GRN1005 (formerly ANG1005), a novel taxane derivative, that has completed two Phase 1 clinical trials in patients with primary brain tumors and in patients with brain metastases from breast and lung cancer. In addition, the companies entered into a research and collaboration agreement to utilize these receptor-targeting peptides to transport telomerase inhibitors into the central nervous system (CNS).

“This in-licensing augments our oncology clinical pipeline to address metastatic brain cancer, a large global unmet medical need. In addition, the licensed technology will enable us to develop a telomerase inhibitor that penetrates the CNS,” said Thomas B. Okarma, Ph.D., M.D. Geron’s president and chief executive officer. “With GRN1005, we now have an additional compound tracked to provide Phase 2 human proof-of-concept in 2012. The results of the completed Phase 1 trial in brain metastases from common cancers showed that GRN1005 is highly active as a single agent. If these results are confirmed in our Phase 2 study, we anticipate rapid marketing approval. We also look forward to collaborating with Angiochem to combine the CNS-targeting peptide technology with our telomerase inhibitor technology to enable clinical delivery of its demonstrated preclinical activity against brain cancer stem cells.”

“Primary brain tumors and brain metastases present a significant unmet medical need because drugs that might be effective against those tumors are not able to efficiently enter the brain. GRN1005 has a demonstrated ability to penetrate brain tissue and, more importantly, brain tumors in nonclinical models and in patients. Furthermore, patient data from the Phase 1 clinical study in brain metastases showed compelling preliminary evidence of anti-tumor activity,” said Stephen M. Kelsey, M.D., Geron’s executive vice president and chief medical officer, oncology.

“We are very pleased to enter into the license and the collaboration agreements with Geron, whose clinical oncology team is highly experienced in taking anti-cancer drugs through clinical development,” said Jean-Paul Castaigne, M.D., Angiochem’s chairman, president and chief executive officer. “We look forward to further clinical development of ANG1005, now GRN1005, and to collaborating on combining our proprietary BBB-penetrating peptides with Geron’s telomerase inhibitor technology for clinical development.”

Telomerase is a critical and broadly applicable tumor target. The enzyme is expressed in a wide range of malignant tumors, and its activity is essential for the indefinite replicative capacity of cancer that enables malignant cell growth. Telomerase has now also been shown to be a target for cancer stem cells.

Angiochem will receive an upfront license fee from Geron for the exclusive license rights. Angiochem is also entitled to receive milestone payments, royalties on product sales and a share of sublicensing revenues. Specific terms were not announced.

GRN1005 (Formerly ANG1005)

Background

The blood-brain barrier (BBB) prevents foreign substances, including over 95% of drugs, from entering the brain. This presents a practical challenge to the treatment of brain cancer, including primary tumors as well as brain metastases, which represent a substantial global unmet medical need. There are approximately 200,000 cases of metastatic cancers in the brain per year in the U.S. and up to 50% of patients die as a direct result of intra-cerebral disease. There are currently no drugs approved for brain metastases.

GRN1005 is designed to exploit a natural mechanism by which essential substances, such as lipids and hormones, successfully enter the brain through receptors in the BBB. GRN1005 is comprised of three molecules of paclitaxel, a drug with proven anti-tumor activity outside of the brain, linked to a proprietary peptide that targets the lipoprotein receptor-related protein-1 (LRP-1), one of the most highly expressed receptors on the surface of the BBB. Binding to LRP-1 facilitates receptor mediated transcytosis across the BBB into the brain tissue. Importantly, LRP-1 is also up-regulated in many tumors, including malignant glioma and metastatic cancers both in the brain and visceral organs, enabling efficient entry to tumor cells in the brain and in the periphery using the same receptor-mediated pathway.

Preclinical Data

Preclinical animal studies have shown that administration of GRN1005 led to high concentrations of paclitaxel in the brain, compared to concentrations achieved by administration of naked unconjugated paclitaxel. In addition, intra-peritoneal administration of GRN1005 in a xenograft model of human glioblastoma resulted in a reduction in tumor size compared to control groups treated with paclitaxel or vehicle.

Clinical Data

GRN1005 has been evaluated in two separate Phase 1 multi-center, open-label, dose escalation clinical trials to identify the maximum tolerated dose (MTD) and obtain data on safety, tolerability and preliminary evidence of efficacy in patients with heavily pre-treated advanced solid tumors with brain metastases and in patients with recurrent malignant glioma.

“It is highly encouraging to see that GRN1005 has shown the potential to be effective in metastatic brain cancers and against drug resistant tumors, that are highly aggressive and have few treatment options,” commented Jan Drappatz, M.D., Center for Neuro-Oncology at Dana-Farber Cancer Institute, Department of Neurology at Brigham and Women’s Hospital, and Harvard Medical School, and lead investigator for Boston-area study centers. “Furthermore, significant reductions in tumor size and reversal of neurological deficits were observed in several cases of patients with high-grade gliomas in the Phase 1 clinical trial that we conducted. We are very encouraged by these efficacy signals and look forward to seeing the results of future clinical development of GRN1005 in brain metastases and glioblastoma.”

GRN1005 demonstrated preliminary evidence of single agent activity against brain metastases arising from a variety of epithelial malignancies, including non-small cell lung cancer (NSCLC), breast cancer and ovarian cancer. In the Phase 1 clinical trial, the response rate of patients who received therapeutic doses of GRN1005 was 24% (5/21). At the MTD, the response rate was 42% (5/12). Furthermore, 33% (4/12) of patients previously treated with a taxane responded to treatment with GRN1005, indicating that GRN1005 has the potential to be effective against paclitaxel resistant tumors.

In addition to metastases in the brain, responses were also observed in liver and lung metastases in patients who had previously progressed on paclitaxel.

In the Phase 1 clinical trial in patients with recurrent glioblastoma, 14% (4/28) of patients responded to treatment with GRN1005 with two patients achieving a complete response. Therapeutic doses of GRN1005 were present in brain tumor samples taken from patients who had received a single dose of the drug, indicating that the drug successfully crossed the BBB and was concentrated in the tumor, without showing CNS toxicity or immunogenicity.

Plasma concentrations of GRN1005, both peak concentration (Cmax) and Area Under the Curve (AUC) were several fold higher at the MTD than has been previously demonstrated with naked paclitaxel.

Toxicities related to GRN1005 were similar to other taxanes, such as paclitaxel, with dose-limiting toxicity due to neutropenia.

Data from the Phase 1 clinical trials of GRN1005 (formerly ANG1005) were presented at the 2010 American Society of Clinical Oncology (ASCO) annual meeting in Chicago.

Clinical Development Plan

Geron’s clinical development plan for GRN1005 includes a Phase 2 clinical trial to be initiated in the second half of 2011 in patients with brain metastases arising from NSCLC and breast cancer. If the data from the previously completed Phase 1 trial in metastatic brain cancer are confirmed, and depending upon the strength of the data, the product candidate may have an opportunity for early marketing approval. Geron also plans to initiate a Phase 2 clinical trial in patients with glioblastoma multiforme in the first half of 2012.

About Angiochem

Angiochem is a clinical-stage biotechnology company discovering and developing new breakthrough drugs that are leveraging the LRP-1 mediated pathway to cross the blood-brain barrier (BBB) to treat brain diseases. These new Engineered Peptide Compounds (EPiC) have the potential to address significant medical needs, many of which cannot be effectively addressed due to the fundamental physiological challenge the blood-brain barrier presents for therapeutic intervention. Angiochem is developing a deep and broad product pipeline, including small molecules and biologics, for the potential treatment of a wide range of CNS diseases, including neurodegenerative and metabolic diseases, pain, brain cancer, and many others. Founded in 2006, Angiochem maintains headquarters in Montreal, Canada. For additional information about Angiochem, please visit http://www.angiochem.com.

About Geron

Geron is developing first-in-class biopharmaceuticals for the treatment of cancer and chronic degenerative diseases. Geron is advancing anti-cancer therapies through multiple Phase 2 clinical trials in different cancers by targeting the enzyme telomerase and with compounds designed to penetrate the blood-brain barrier (BBB). Geron is developing cell therapy products from differentiated human embryonic stem cells for multiple indications, including central nervous system (CNS) disorders, heart failure, diabetes and osteoarthritis, and has initiated a Phase 1 clinical trial in spinal cord injury. For more information, visit www.geron.com.

This news release may contain forward-looking statements made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that statements in this press release regarding potential applications of Geron’s oncology technologies, including plans for future clinical development, constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty and preliminary nature of clinical trial results or regulatory approvals or clearances, need to raise additional capital, dependence upon collaborators and protection of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Geron’s periodic reports, including the quarterly report on Form 10-Q for the quarter ended September 30, 2010 and the annual report on Form 10-K for the year ended December 31, 2009.

CONTACT:
For Geron:
Anna Krassowska, Ph.D., 650-473-7765
Investor and Media Relations
info@geron.com
or
For Angiochem:
The Yates Network
Gina Nugent, 617-460-3579